Exhibit 10.3

Forest City Employer, LLC Severance Plan
and
Summary Plan Description
The Forest City Employer, LLC Severance Plan (the “Severance Plan”) is available to Forest City associates (“you” or an “associate”) who satisfy all of the requirements described below. The Severance Plan is intended to provide benefits to eligible associates of Forest City Employer, LLC (the “Company”), FC Gowanus Associates LLC, FC Yonkers Associates LLC and FC Modular LLC (collectively with the Company, “Forest City”). The Severance Plan is an unfunded plan, which means that benefits under the Severance Plan are paid only from the general assets of the Company. An associate’s rights under the Severance Plan, including his or her eligibility for benefits and the time and form in which benefits, if any, will be paid, shall be determined solely by the Company, which shall have the sole and absolute discretion to interpret the terms of the Severance Plan and to determine claims.
Purpose of This Document
This document is the Plan document for the Severance Plan, as prescribed by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and is also intended to satisfy the requirements for a summary plan description under ERISA, a body of law enacted by Congress to safeguard your interests and those of your beneficiaries. ERISA does not require an employer to provide benefits; however, it does provide you with certain rights when you participate in certain benefit plans. This document explains whether you are eligible to receive benefits under the Severance Plan, the amount of benefits you may receive, how your benefits will be paid, your rights under ERISA, and various other administrative information.
The Severance Plan supersedes and completely replaces any prior severance or termination pay plan or practice previously applicable to eligible associates as of the Effective Date, which plans or practices are no longer in effect.
Eligibility
You are eligible to participate in the Severance Plan if you are a regular full-time or part-time associate of Forest City, you are involuntarily displaced from your position, and your employment is terminated because of a merger, acquisition, consolidation, other staff reduction or voluntary separation incentive program.
You are not eligible to participate in the Severance Plan if you:

•	Receive benefits under another Forest City severance agreement;

•	Have a separate contract governing the termination of your employment;

•	Are a member of a union or your employment is subject to a collective bargaining agreement;

•	Are on a military leave of absence when benefits would begin and the leave extends through the period when benefits would be paid;

•	Are receiving long-term disability benefits when severance benefits would begin;

•	Are on an unpaid leave of absence that lasts longer than 12 weeks and extends past the date your displacement is effective; or

•	Are assigned to properties where ownership is not controlled by Forest City or Forest City Asset Services and you have yet to reach one year of Forest City service.

Furthermore, you will not be eligible to receive benefits under the Severance Plan if you accept another position within Forest City or if a comparable position is offered to you by Forest City, a successor employer, or a third party with which Forest City has contracted to assume responsibility for any Forest City operations or property. A comparable position is one that is located within a reasonable commuting distance of your former worksite or residence, having similar hours and job responsibilities and comparable base compensation to your prior position as determined by the Plan Administrator within its sole discretion.

Receiving Your Benefit
The amount of your benefit is based on your:

•	Base pay; and

•	Length of service with Forest City.

Your length of service is the number of full and partial years you have been employed, based on your seniority date. If you had a break in service, your seniority date for the purpose of calculating your benefits under the Severance Plan will be determined using the existing rules in effect at the time. Any partial years of service will be rounded to the nearest whole year (whether greater or lesser) in determining your eligibility for severance.

Eligible participants will receive payments (“Severance Pay”) under the Severance Plan as a continuation on payroll for the specified amount of time (“Severance Period”). Severance Pay awarded under the Severance Plan shall be net of any income or employment taxes which are required to be withheld from such payments. Your employment and certain other employment-related benefits, such as Short-Term and Long-Term Disability, end and your Severance Period begins on your Termination Date. If enrolled, any Medical, Dental, Life, Vision and Medical FSA benefits end on the last day of the month in which you cease to be actively employed. However, during the Severance Period, you may convert your Forest City Medical, Dental, and Vision coverage to COBRA coverage. Under COBRA you may also continue contributions on an after-tax basis to your Medical FSA.

Your Termination Date is your last day of active work with Forest City or the last day of any notice period of your displacement, whichever is later.

If you are receiving short-term disability benefits when your severance benefits would otherwise begin, your severance benefits are delayed until those disability payments end. If you are approved for long-term disability benefits, you are not entitled to severance benefits.

Severance Pay Schedule
Your Severance Pay is determined according to this schedule:

Separation Benefits
Years of Service	Weeks of Salary Continuation
Less than or = 1	4
2	6
3	8
4	10
5	12
6	14
7	16
8	18
9	20
10	22
11	24
12	26
13	28
14	30
15	32
16	34
17	36
18	38
19	40
20	42
21	44
22	46
23	48
24	50
25	52
26	54
27	56
28	58
29	60
30	62
31	64
32	66
33	68
34	70
35	72
36	74
37	76
38	78
39	80
40	82
For each additional year	+ 2 weeks

Severance Pay Calculation
Your Severance Pay is calculated using your base pay. Your base pay is your “regular earnings”-your regular salary or regular straight time wages. It does not include overtime pay, bonuses, commissions, cash and non-cash fringe benefits, incentive compensation payments, or other forms of special compensation.

For part-time associates, your severance benefit will be determined by annualizing average year-to-date regular earnings.

Medical, Dental and Vision Benefits
While you are receiving benefits pursuant to the Severance Plan, you may also be eligible to continue your Medical, Dental, Vision and Medical FSA benefits under COBRA. To be eligible for COBRA continuation you must be enrolled in and covered by the respective Forest City benefits program on your last day on active payroll.

The Severance Plan will provide all persons who are eligible for and elect COBRA coverage under the Medical, Dental and Vision benefits with COBRA coverage, at a cost of thirty-five percent (35%) of full COBRA rates through the end of the month in which salary continuation ends, up to a maximum of 18 months.

Release Agreement
You must sign a severance agreement containing a general release and waiver of claims (Release Agreement) before receiving your severance benefits and any subsidy towards COBRA rates.  In the Release Agreement, you give up any rights and claims you have against Forest City and its affiliates that may arise from your employment or the termination of your employment. A copy of the sample Release Agreement is available for your inspection. The sample Release Agreement is subject to change for compliance with applicable law.

If you do not sign and return your Release Agreement within the time period specified for its return or you timely revoke your signed Release Agreement, then you are not eligible for severance benefits under the Severance Plan.

You must comply with the Release Agreement throughout your severance period to continue receiving your benefit payments from the Severance Plan.

Forfeiture
You stop receiving benefits if you:

•	Stop working for Forest City before your displacement date;

•	Accept an employment offer from Forest City, its subsidiaries or other affiliates;

•
Are offered and refuse a comparable job with Forest City, successor employer, or a third party with which Forest City has contracted to assume responsibility for any Forest City operations or property; or

•	Fail to comply with your Release Agreement.

If you die while receiving severance benefits, the remaining payments are paid in a lump sum to your surviving spouse, if you are married, or otherwise to your estate.
_______________________________________

Administrative Information
Plan Sponsor
Forest City Employer, LLC
50 Public Square, Suite 1100
Cleveland, OH 44113-2203
Employer Identification Number (EIN): 30-0828121.

Plan Administrator
The Company is the Plan Administrator of the Severance Plan. The day-to-day operations of the Severance Plan are administered by the Plan Administrator. To the extent permitted under applicable law, the Plan Administrator may delegate any of its responsibilities to, or engage the services of, such persons or entities to render advice or perform services with respect to the Severance Plan as it shall determine to be necessary or appropriate.
The Plan Administrator shall promulgate any rules and regulations it deems necessary in order to carry out the purposes of the Severance Plan or to interpret the provisions of the Severance Plan; provided, however, that no rule, regulation or interpretation shall be contrary to the provisions of the Severance Plan. Subject only to the claims procedure outlined in the Severance Plan, the rules, regulations and interpretations made by the Plan Administrator shall be final and binding on all persons.
The Plan Administrator shall have sole and absolute discretion to interpret where necessary all provisions of the Severance Plan, including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Severance Plan. Further, the Plan Administrator shall have the sole and absolute discretion to determine the rights and status under the Severance Plan of eligible associates or other persons, to resolve questions or disputes arising under the Severance Plan, and to make any determinations with respect to the benefits payable under the Severance Plan and the persons entitled to these benefits. Without limiting the generality of the foregoing, the Plan Administrator is hereby granted the authority (1) to determine whether a particular termination of employment constitutes a qualifying termination under the Severance Plan, (2) to determine whether a particular associate is an eligible associate, (3) to determine an eligible associate’s years of credited service, and (4) to determine if an eligible associate is entitled to Severance Pay and, if so, the amount of such Severance Pay. The Plan Administrator’s determination of the rights of any associate or former associate hereunder shall be final and binding on all persons, subject only to the claims procedures outlined in the Severance Plan.

The Plan Administrator can be contacted at:

Forest City Employer, LLC
50 Public Square, Suite 1100
Cleveland, OH 44113-2203

Agent for Service of Legal Process
If you wish to begin legal proceedings relative to the Severance Plan, you should direct legal process to the Plan Administrator at the address noted above.

Plan Identification
    The Severance Plan is identified by the following official names and numbers:
    Forest City Employer, LLC Severance Plan
    Plan Number 503

Effective Date

The Effective Date of the Plan is January 1, 2016.

Plan Year

The Plan Year for purposes of maintaining the records of the Severance Plan is a calendar year, commencing on January 1.

Governing Law

The Severance Plan and all rights thereunder shall be governed by the laws of the State of Ohio, except to the extent preempted by ERISA.

Type of Plan and Funding
The Severance Plan is an unfunded employee welfare plan under ERISA and is not a qualified plan under the Internal Revenue Code. As an unfunded plan, all benefits are paid out of the general assets of the Company and no participant will have any greater claim to any asset than other general creditors. No funds are set aside or held in trust to secure the benefits offered to Participants under the Severance Plan.
Claim Review Procedure

Your benefit under the Severance Plan will be paid to you as a matter of course; accordingly, there is no need to file a claim for your benefit with the Plan Administrator other than completing and signing the Release Agreement, and any administrative forms which may be required by the Plan Administrator. As soon as is practicable, you will be notified of the amount of your benefit under the Severance Plan.

If you dispute the amount of your benefit, you may file a claim with the Plan Administrator. If your claim for a benefit is denied in whole or in part, you will be given written notice of the decision within ninety (90) days after the receipt of the claim, or one hundred eighty (180) days when special circumstances exist. The notice of denial will include the specific reasons for the denial, the specific Severance Plan provisions upon which the denial is based, a description of any additional material or information necessary for you to prove the claim, an explanation of why such material or information is necessary and an explanation of the Severance Plan's claim review procedure.

If you feel that you have been improperly denied a benefit under the Severance Plan after reviewing the explanation, you should request, in writing, within sixty (60) days after receipt of the denial notice, a second review of your claim. If you do not file a request for review of your claim within such 60-day period, you will be deemed to have acquiesced in the original decision of the Plan Administrator on your claim. At any time during the claim and appeal process, you may request the opportunity to review pertinent documents and submit questions and comments in writing. Any request for review should be directed to the Plan Administrator and must explain the reasons for the request.

A written decision on the request for review will be made within sixty (60) days of the receipt of the request, or within one hundred twenty (120) days under special circumstances that require an extension of time for processing. If special circumstances prevent a decision from being made within sixty (60) days, you will be notified in writing of the extension prior to the commencement of the extension. The decision on the review will be sent to you in writing and will include the specific reasons for the decision and the Severance Plan provisions upon which the decision is based. This is the final decision under the Severance Plan's administrative procedures.

Amendment and Termination of the Severance Plan

The Board of Directors of Forest City Realty Trust, Inc. reserves the right to amend, modify, suspend, discontinue or otherwise terminate the Severance Plan at any time and for any reason. Any amendment shall be expressed in a written instrument executed by an officer of Forest City Realty Trust, Inc.. All such amendments may be retroactive to any date up to and including the Effective Date, and shall be retroactive to the Effective Date unless other provision is specifically made. No amendment or termination shall adversely affect the right of any Participant to any benefit under the Severance Plan to which he became entitled prior to such amendment or termination. The Board of Directors of Forest City Realty Trust, Inc. shall have the right to delegate amendment and termination authority under the Severance Plan to its Benefit Committee in its sole and absolute discretion; provided, however that any such amendment or termination that may have a material impact on the financial condition of Forest City Realty Trust, Inc. or any subsidiary of Forest City Realty Trust, Inc. may only be adopted by the Board of Directors of Forest City Realty Trust, Inc. Further, the Benefits Committee can further delegate its amendment and termination authority to the officers and managers of the Human Resources Department of the Company.

Your Rights Under ERISA

As a Participant in an employee welfare plan, you are entitled to certain rights and protections under ERISA. Specifically, ERISA provides that all Severance Plan Participants are entitled to:

•
Examine all Severance Plan documents at the Plan Administrator’s office without charge and copies of all documents filed by the Severance Plan with the United States Department of Labor including a copy of the latest annual report (Form 5500 series) filed with the US Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•
Obtain copies of all Severance Plan documents and other documents governing the operation of the Severance Plan upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

If your claim for a Severance Plan benefit is denied or not granted, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

No one may discriminate against you to prevent you from obtaining your Severance Plan benefit or otherwise exercising your rights under ERISA.

Besides creating rights for employee welfare plan participants, ERISA also spells out certain responsibilities for people who operate your employee benefit plans. These people are called “fiduciaries.” The fiduciaries must act in the interest of Severance Plan participants. They must exercise prudence in the performance of their duties. No one, including your employer, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

Under certain circumstances, outside assistance may be necessary to resolve disputes between you and Severance Plan officials. For example:

•
If you request a copy of Severance Plan documents or the latest annual report from the Severance Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

•	If your claim for benefits is denied in whole or in part after a final review, you may file suit in a federal or state court.

•	If you are discriminated against for pursuing a benefit or exercising your ERISA rights, you may seek help from the United States Department of Labor or file suit in a federal court.

If you file suit, the court will decide who should pay court costs and legal fees. If you win your suit, the court may order the person you have sued to pay the costs and fees. If you lose your suit, the court may order you to pay the costs and fees (for example, if it finds your claim was frivolous).

If you have any questions about the Severance Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You can also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

    EXECUTED as of this [___] day of [__________], [20__].

FOREST CITY EMPLOYER, LLC

By:_______________________________________
David J. LaRue, President & CEO